Exhibit 99.1
ISBA Announces First Quarter 2015 Earnings
Mt. Pleasant, Michigan, April 23, 2015 - Jae A. Evans, Chief Executive Officer of Isabella Bank Corporation (OTCQX:ISBA), announced today that the Corporation's first quarter 2015 net income was $3.67 million, with earnings per common share of $0.47.
As of March 31, 2015, total assets increased to $1.57 billion and assets under management grew to $2.26 billion - which includes loans sold and serviced, and assets managed by the Corporation's Investment and Trust Services Department of $685.25 million. During the quarter, the Corporation paid a $0.23 per common share cash dividend, which represented a 4.55% increase over first quarter 2014. Based on the Corporation's average stock price of $22.77 for the month of March 2015, the annualized cash dividend yield was 4.04%.
The Corporation's strong earnings have primarily been the result of a reversal in the provision for loan losses based on the continued improvement of various credit quality indicators. Net loan recoveries during the first quarter of 2015 were $226,000 compared to net loans charged-off of $158,000 in the first quarter of 2014. Additionally, there continue to be reductions in loans classified as less than satisfactory and total loans past due. These factors, including a decline in total loans, allowed for a reduction in the level of the allowance for loan losses in both amount and as a percentage of gross loans, resulting in a reversal of the provision for loan losses of $726,000 for the three month period ended March 31, 2015.

Loan portfolio growth continues to be challenging in a market with intense commercial loan competition and soft residential real estate demand. The Corporation's total loan portfolio declined in the first quarter by $18.11 million, $11.07 million of which was commercial and agricultural loans. Some of this decline is related to typical seasonal activity by borrowers. Additionally, the residential real estate and consumer loan portfolios declined by $7.04 million during the quarter. The Corporation recently added new loan products in the residential real estate portfolio and is actively pursuing opportunities to improve its visibility within the indirect loan market to ensure its positioned to attract new loan opportunities.
Initiatives in both loans and deposits are designed to attract new customers and retain current customers to improve earnings. The Corporation recently implemented new electronic deposit services to effectively compete in the market, attract new customers, and provide convenience to existing customers. The Corporation is committed to increasing earnings and dedicated to providing long term sustainable growth to enhance shareholder value.
As interest rates remain low and are expected to increase only slightly in 2015, net interest income will increase only through growth in loans, investments, and other income earning assets. In response to the decline in its loan portfolio, the Corporation grew its available-for-sale investment securities portfolio by $37.67 million during the first quarter of 2015 to increase interest income. While the Corporation's net yield on interest earning assets of 3.37% remains historically low, it has stabilized.
For further information regarding Isabella Bank Corporation, please visit the website at www.isabellabank.com and click on the Investors Tab.
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.